
                                                                   EXHIBIT 10.52

                             GROUND LEASE AGREEMENT

                                   * * * * *

                      NATIONAL MEDICAL SPECIALTY HOSPITAL

                                OF REDDING, INC.

                                   as Landlord

                                       AND

                        GUARDIAN POSTACUTE SERVICES, INC,

                                    as Tenant

                            Dated: November 14, 1997

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                                TABLE OF CONTENTS

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                                                                                       Page
                                                                                       ----
I     DEFINITIONS...............................................................         1
      1.1     "Adjoining Land"..................................................         1
      1.2     "Affiliate".......................................................         1
      1.3     "Article", "Section", "Subsection" or "Paragraph".................         1
      1.4     "Commencement Date"...............................................         1
      1.5     "CPI".............................................................         1
      1.6     "Default".........................................................         1
      1.7     "Demised Premises" or "Premises"..................................         2
      1.8     "Effective Date of Execution".....................................         2
      1.9     "Event of Default"................................................         2
      1.10    "Exhibits"........................................................         2
      1.11    "Governmental Authority(ies)".....................................         2
      1.12    "Impositions".....................................................         2
      1.13    "Land"............................................................         2
      1.14    "Landlord"........................................................         2
      1.15    "Lease"...........................................................         2
      1.16    "Leasehold Mortgage"..............................................         2
      1.17    "Leasehold Mortgagee".............................................         2
      1.18    "Legal Requirements"..............................................         2
      1.19    "Material Change".................................................         2
      1.20    "Minimum Rent"....................................................         2
      1.21    "Parking".........................................................         2
      1.22    "Permitted Encumbrances"..........................................         2
      1.23    "Person"..........................................................         2
      1.24    "Prime Rate"......................................................         2
      1.25    "Rent"............................................................         3
      1.26    "Subsequent Year".................................................         3
      1.27    "Subtenant(s)"....................................................         3
      1.28    "Tenant"..........................................................         3
      1.29    "Tenant Affiliate"................................................         3
      1.30    "Term"............................................................         3

II    GRANT AND TERM OF LEASE...................................................         3
      2.1.    Ground Lease......................................................         3
      2.2.    Habendum..........................................................         3
      2.3.    Term..............................................................         3

III   AUTHORITY AND COVENANT OF QUIET ENJOYMENT.................................         3
      3.1.    Landlord's Authority..............................................         3
      3.2.    Tenant's Authority................................................         3
      3.3.    Covenant of Quiet Enjoyment.......................................         3

IV    RENT......................................................................         4
      4.1.    Minimum Rent......................................................         4
      4.2.    Additional Rent...................................................         4
      4.3.    Place of Payment..................................................         4
      4.4.    Taxes, Assessments, etc. .........................................         4
      4.5.    Advances by Landlord on Tenant's Behalf...........................         4
      4.6.    Interest and Attorneys' Fees......................................         5
      4.7.    Net Lease.........................................................         5

V     ALTERATIONS AND REPLACEMENTS..............................................         5
      5.1.    Landlord's Consent................................................         5
      5.2.    Manner of Alterations.............................................         5
      5.3.    Plans and Specifications..........................................         5

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

VI    PARKING, MAINTENANCE AND REPAIRS..........................................          6
      6.1.    Parking...........................................................          6
      6.2.    Tenant's Obligations..............................................          6
      6.3.    Landlord's Rights.................................................          6

VII   USE.......................................................................          7
      7.1.    Exclusive Use of Project..........................................          7
      7.2.    Governmental Requirements.........................................          7
      7.3.    No Discrimination.................................................          7
      7.4.    Permits, Licenses and Easements...................................          8
      7.5.    No Abandonment....................................................          8

VIII  CONDEMNATION..............................................................          8
      8.1.    Definitions.......................................................          8
      8.2.    Division of Award.................................................          8
      8.3.    Condemnation of Less Than a Substantial Portion...................          9
      8.4.    Condemnation of a Substantial Portion.............................          9
      8.5.    Arbitration.......................................................          9
      8.6.    Temporary Taking..................................................         10
      8.7.    Appraisal.........................................................         10

IX    DAMAGE OR DESTRUCTION.....................................................         10
      9.1.    Tenant's Obligations..............................................         11
      9.2.    Manner of Repair and Restoration..................................         11
      9.3.    Damage or Destruction Near End of Lease Term......................         11

X     INSURANCE.................................................................         11
      10.1.   During the Term...................................................         11
      10.2.   During Construction...............................................         12
      10.3.   Insurance With Respect to Improvements............................         12
      10.4.   Form..............................................................         12
      10.5.   Waivers of Subrogation............................................         12
      10.6.   Effect of Compliance..............................................         12
      10.7.   Blanket Policies of Insurance.....................................         13
      10.8.   Index of Amounts..................................................         13
      10.9.   Insurance Proceeds................................................         13

XI    INDEMNIFICATION...........................................................         13
      11.1.   Tenant Indemnifies Landlord.......................................         13
      11.2.   Landlord Indemnifies Tenant.......................................         13

XII   ASSIGNMENT AND SUBLETTING.................................................         14
      12.1.   Permitted Subleases...............................................         14
      12.2.   Tenant's Covenants with Respect to Subtenants.....................         14
      12.3.   Assignment by Tenant..............................................         14
      12.4.   Assignment by Landlord............................................         14

XIII  DEFAULT - FORFEITURE - TERMINATION........................................         15
      13.1.   Equitable Relief..................................................         15
      13.2.   Event of Default..................................................         15
      13.3.   Cure by Leasehold Mortgagee.......................................         16
      13.4.   Landlord's Rights Upon Default....................................         16
      13.5.   Effect of Termination.............................................         17
      13.6.   Performance of Tenant's Obligations By Landlord...................         17

XIV   LEASEHOLD MORTGAGE........................................................         17
      14.1.   Right to Encumber.................................................         17
      14.2.   Notice to Landlord................................................         17
      14.3.   Right of Leasehold Mortgagee to Cure..............................         18

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
      14.4.   Additional Leasehold Mortgagee Protection Clauses.................         18

XV    TITLE TO IMPROVEMENTS.....................................................         19
      15.1.   During the Term...................................................         19
      15.2.   Following the Term................................................         19

XVI   SURRENDER OF PREMISES.....................................................         19
      16.1.   ..................................................................         19

XVII  OPTION TO PURCHASE........................................................         20

XVIII ESTOPPEL CERTIFICATES.....................................................         21
      18.1.   ..................................................................         21

XIX   MISCELLANEOUS.............................................................         21
      19.1.   Notices...........................................................         21
      19.2.   Time of Essence...................................................         22
      19.3.   No Waste..........................................................         22
      19.4.   Holding Over......................................................         22
      19.5.   Waiver............................................................         22
      19.6.   Severability......................................................         22
      19.7.   Rights Cumulative.................................................         22
      19.8.   Entire Agreement..................................................         22
      19.9.   Successors and Assigns............................................         23
      19.10.  Governing Law.....................................................         23
      19.11.  Counterparts......................................................         23
      19.12.  Relationship of Parties...........................................         23
      19.13.  Non-Merger........................................................         23
      19.14.  Memorandum of Lease...............................................         23
      19.15.  Modification as Required by Leasehold Mortgagee...................         23
      19.16.  Provision of Quit-Claim Release...................................         23

STATE OF CALIFORNIA

COUNTY OF SHASTA

                             GROUND LEASE AGREEMENT

      THIS GROUND LEASE AGREEMENT entered into this 14th day of November, 1997, by and between NATIONAL MEDICAL SPECIALTY HOSPITAL OF REDDING INC., a California corporation (hereinafter referred to as "Landlord"), and GUARDIAN POSTACUTE SERVICES, INC., a California corporation (hereinafter referred to as "Tenant").

                                   WITNESSETH:

      WHEREAS, Landlord is the owner in fee simple of the Land (as hereinafter defined), on which is located an existing rehabilitation hospital and certain real property improvements related to the operation of the Project (collectively, the "Project");

      WHEREAS, Landlord, as Seller, and Tenant, as Buyer, have entered into that certain Asset. Sale Agreement of even date herewith pursuant to which Tenant has purchased the Project and certain equipment, fixtures and other personal property related to the operation of the Project ("Asset Sale Agreement").

      WHEREAS, Landlord desires to lease and demise to Tenant, and Tenant desires to lease and demise from Landlord, the Land, all upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant do hereby enter into this Ground Lease Agreement, and do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      In addition to the other terms defined herein, the following shall have for the purposes of this Lease the following meanings, unless the context otherwise clearly requires:

1.1 "Adjoining Land" means that certain tract of real property adjacent to the Land owned by the Landlord, as more particularly described in Exhibit "C" attached hereto and by this reference incorporated herein.

1.2 "Affiliate" means, (i) a Person directly or indirectly controlling, controlled by, or under common control with another Person; (ii) a Person owning or controlling 10 percent or more of the outstanding voting securities or beneficial interests of another Person; (iii) an officer, director, partner, or member of the immediate family of an officer, director or partner, of another Person; and/or (iv) any affiliate of any such Person.

1.3 "Article", "Section", "Subsection" or "Paragraph" means the specified Article, Section, Subsection or Paragraph of this Lease.

1.4 "Commencement Date" means the date of the "Closing" under the Asset Sale Agreement.

1.5 "CPI" means the index now known as the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items and Major Group Figures for Urban Wage Earners and Clerical Workers (1982-84 = 100).

1.6   "Default" shall have the meaning ascribed thereto in Section 13.2.

1.7 "Demised Premises" or "Premises" means the Land and the rights and easements appurtenant thereto.

1.8 "Effective Date of Execution" means the date on which the latter of the Landlord and Tenant executes this Lease.

1.9   "Event of Default" shall have the meaning ascribed thereto in Section
      13.2.

1.10 "Exhibits" shall mean the exhibits attached to this Lease, as may be amended from time to time, (or which are referred to in this Lease as Exhibits and are initialed for identification by representatives of the parties), each of which shall be deemed to form part of this Lease whether or not so stated in this Lease.

1.11 "Governmental Authority(ies)" means all Federal, state, city, county, municipal and local governments, and all departments, commissions, boards, bureaus and offices thereof, having jurisdiction over the Demised Premises.

1.12 "Impositions" means any taxes and assessments imposed on the Demised Premises, as more particularly described in Section 4.4.

1.13 "Land" means that certain tract of real property Owned and to be demised by Landlord to Tenant, as more particularly described in Exhibit "A" attached hereto and by this reference incorporated herein.

1.14 "Landlord" means National Medical Specialty Hospital of Redding, a California corporation, and its successors and assigns.

1.15 "Lease" means the entire understanding of the Landlord and Tenant as embodied in this Ground Lease Agreement, including specifically, without limitation, any amendments hereto in writing that may be agreed upon by the Landlord and Tenant from time to time.

1.16 "Leasehold Mortgage" means any deed to secure debt, mortgage, indenture or similar security instrument given by Tenant encumbering the whole or part of Tenant's leasehold estate and interest in and to the Demised Premises.

1.17 "Leasehold Mortgagee" means the holder of a Leasehold Mortgage, as expressly provided for in Section 14.1.

1.18 "Legal Requirements" shall mean all present and future laws, ordinances, rules, regulations and requirements of all Governmental Authorities, foreseen or unforeseen, ordinary or extraordinary, which may be applicable to the Demised Premises, or any part thereof including the improvements which from time to time constitute part of or are constructed on the Demised Premises, or the use or manner of use of any of the foregoing, and shall also mean and include all requirements of policies of public liability, fire and other insurance policies at any time in force with respect to any of the foregoing.

1.19  "Material Change" shall have the meaning ascribed thereto in Section 5.1.

1.20  "Minimum Rent" means the rent payable by Tenant to Landlord pursuant to
      Section 4.1.

1.21 "Parking" means that area comprising a portion of the Land, which will be maintained as parking to serve the Project, as expressly provided for in
      Section 6.1.

1.22 "Permitted Encumbrances" means those items more particularly described in Exhibit "B" attached hereto and by this reference incorporated herein.

1.23 "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

1.24 "Prime Rate" means the annual rate of interest announced from time to time by Bank of America, N.A. at its head office in San Francisco, California, as its "reference rate" of interest, adjusted automatically upon any change in such rate of interest. In the event Bank of America, N.A. discontinues or suspends the practice of announcing such a "reference rate", the Prime Rate shall be determined by reference to any equivalent rate announced by a national bank selected by Landlord, which is at that given date one of the twenty (20) largest banks, as measured by capital and surplus, in the United States.

1.25 "Rent" means collectively the Minimum Rent, Percentage Rent and Additional Rent.

1.26  "Subsequent Year" means any calendar year following calendar year 1997.

1.27 "Subtenant(s)" means any person(s) or entity(ies) whom Tenant may permit to sublet any portion of the Demised Premises in accordance with the terms and conditions of Article XII.

1.28 "Tenant" means Guardian Postacute Services, Inc., a California corporation, and its successors and assigns.

1.29 "Tenant Affiliate" means any subsidiary corporation of Tenant, or any joint venture or partnership, whether limited or general, in which Tenant and/or some of its principal officers and shareholders are venturers or partners.

1.30 "Term" means that period of time commencing on the Commencement Date and extending through the thirtieth (30th) anniversary of the Commencement Date, as expressly provided for in Section 2.3 unless this Lease shall have been terminated pursuant to its terms and provisions, in which case the Term shall be that period of time commencing on the Commencement Date and continuing until the termination date.

                                   ARTICLE II

                             GRANT AND TERM OF LEASE

      Section 2.1. Ground Lease. Effective as of the Commencement Date upon the terms and conditions hereinafter stated, Landlord does let, lease and demise unto Tenant, and Tenant does let, lease and demise from Landlord, the Land, subject to the Permitted Encumbrances and subject to all Legal Requirements.

      Section 2.2. Habendum. To have and to hold the Land, together with all privileges and appurtenances thereunto belonging or appertaining and provided for herein unto Tenant for the full Term of this Lease.

      Section 2.3. Term. The Term of this Lease shall commence on the Commencement Date and shall continue through the thirtieth (30th) anniversary of the Commencement Date unless this Lease shall be sooner terminated in accordance with its terms. Upon the Commencement Date, Landlord and Tenant shall be bound by every provision of this Lease.

                                   ARTICLE III

                    AUTHORITY AND COVENANT OF QUIET ENJOYMENT

      Section 3.1. Landlord's Authority. Landlord is a duly organized corporation in good standing under the laws of the State of California, is not subject to any involuntary proceeding for dissolution or liquidation thereof, and is duly authorized by its board of directors to enter into this Lease. Upon request, Landlord shall provide Tenant with reasonable evidence of such authority.

      Section 3.2. Tenant's Authority. Tenant is a duly organized corporation in good standing under the laws of the State of California, is not subject to any proceeding for dissolution or liquidation thereof, and is duly authorized by its board of directors to enter into this Lease. Upon request, Tenant shall provide Landlord with reasonable evidence of such authority.

      Section 3.3. Covenant of Quiet Enjoyment. Tenant, by performing and observing the several covenants by it to be kept and performed hereunder to include the payment of Rent as and when provided, may peaceably hold and enjoy the Land, subject to all the terms of this Lease. Landlord represents and warrants to Tenant that the Land is being leased to Tenant free and clear of all liens, encumbrances and rights of third parties except for the title exceptions set forth in Exhibit "B" hereto (the "Permitted Encumbrances").

                                   ARTICLE IV

                                      RENT

      Section 4.1. Minimum Rent. Tenant shall pay to Landlord commencing on the Commencement Date of this Lease (the "Rent Commencement Date"), and thereafter for each year during the Term of this Lease, without set off or deduction in any manner whatsoever, the yearly rent as set forth in Exhibit "C" attached hereto and hereby incorporated herein by reference (the "Minimum Rent"). The Minimum Rent shall be payable in advance in equal monthly installments on the first day of each calendar month during the Term of this Lease commencing with the Rent Commencement Date. If the Commencement Date or termination date of this Lease falls on other than the first day of a given calendar month, Minimum Rent shall be prorated for such month and shall be payable in advance on the first day of such partial calendar month.

      Section 4.2. Additional Rent. In addition to the rental specified in
Section 4.1 hereof, any and all other payments which Tenant is required to make hereunder to or on behalf of or for the benefit of Landlord shall be deemed to be "Additional Rent", and said other sums payable hereunder as Additional Rent shall be deemed "Rent" under this Lease, and any remedies now or hereafter afforded to Landlord by the laws of the State of California for collection of such rents shall be available to Landlord, in addition to any rights and remedies specified herein. All such other Rent shall be payable in accordance with the applicable provisions specifying the terms and conditions of payment of such other amounts to be paid as Additional Rent.

      Section 4.3. Place of Payment. Each payment of Rent to Landlord by Tenant, which is payable directly to Landlord, shall be payable at the office of the Landlord at the address appearing in Section 19.1 hereof.

      Section 4.4. Taxes, Assessments, etc. Tenant shall pay to the Governing Authority charged with the collection of same, before the same become delinquent, and shall indemnify and hold Landlord harmless from, all taxes (other than an increase in tax attributable to a change in ownership of the Land), assessments, license fees, excises, imposts, and charges of every sort, foreseen and unforeseen (the "Impositions"), that during the Term of this Lease shall be levied, assessed, charged, or imposed upon the Demised Premises, with such taxes for the first and last years of the Term to be prorated between Landlord and Tenant based on the number of days in the applicable tax year the Land is leased by Tenant. Any Imposition that may be paid, according to applicable law, over a period of time may be paid by Tenant over that period of time with any interest therein to be paid by Tenant. Tenant shall not have the obligation, however, to pay any income, capital gain or franchise tax, or any tax imposed on rentals and revenues received by Landlord hereunder that may be payable by Landlord under any existing or future tax law of the United States or any other country or of the State of California or any subdivision thereof; provided, however, that Tenant shall be responsible for the payment of any future tax levied in lieu of ad valorem property taxes on the Land. If any Imposition shall be deemed by Tenant to be improper, illegal, or excessive, Tenant may, at its sole cost and expense (in its own name or in the name of Landlord or both, as may be necessary), dispute and contest the same in good faith and with due diligence, and in such case such items need not be paid until adjudged to be valid. Upon being adjudged valid, Tenant may continue to contest same; provided, however, prior thereto, Tenant shall first post bond or other security equal to that amount determined to be due and owing in such adjudication, to be applied by Tenant, or failing to do so, by Landlord, in satisfaction of such amount should such adjudication not be reversed or the . case be remanded for further proceedings upon termination of appeal. Unless so contested by Tenant, all Impositions shall be paid by Tenant within the time provided by law; and, if contested, any such Imposition shall be paid before the issuance of execution based on final judgment. Landlord shall cooperate with Tenant in any such dispute or contest, but at Tenant's sole cost and expense.

      Section 4.5. Advances by Landlord on Tenant's Behalf. In case of any default by Tenant in the payment of any Imposition or payment of any other amount herein provided to be paid by Tenant, or in the procuring of insurance as herein provided for, Landlord may at its sole discretion, on behalf of Tenant, make such payment or payments or procure any such insurance, and Tenant covenants thereupon on demand to reimburse and pay Landlord any amount reasonably paid or expended therefor.

      Section 4.6. Interest and Attorneys' Fees. Any amount payable under the Lease by Tenant to Landlord and not paid within ten (10) days of when due shall bear interest at the rate of four percent (4%) in excess of the Prime Rate from time to time during the period in which any such sum is due and owing (or the maximum rate of interest permitted by California law whichever is the lesser.) If it becomes necessary to bring suit for collection of the Rent, and Landlord is successful in such suit, or of any other sums herein stipulated to be paid or in case the same has to be collected upon demand of an attorney, Tenant agrees to pay such attorneys' fees as Landlord may reasonably incur.

      Section 4.7. Net Lease. Except as otherwise stated in this Lease, it is the express purpose and intent of Landlord and Tenant that the Rent to be paid by Tenant to Landlord shall be absolutely net to Landlord, so that this Lease shall yield to Landlord, but prior to any expenses of Landlord relating to the management of its ownership interest or estate in and to the Premises, the Rent specified in Section 4.1 and that all costs, expenses and obligations of every kind and nature whatsoever relating to the use, occupancy and maintenance of the Premises by Tenant which may arise and become due during or outside of the Term of this Lease, and that Landlord shall be indemnified and held harmless by Tenant from and against the same, and from the cost of defending against any action brought to collect same.

                                    ARTICLE V

                          ALTERATIONS AND REPLACEMENTS

      Section 5.1. Landlord's Consent. Tenant shall have the right to alter, add to, demolish or reconstruct the Project, or any portion thereof, only if there does not exist an Event of Default under this Lease and, with respect to a Material Change, only if Tenant has obtained the express written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall not be required to obtain Landlord's consent with respect to (a) any alteration or reconstruction of interior space located in the Project, or (b) alterations or additions of the Premises (including, without limitation, the erection, installation, maintenance and operation in the Premises of such equipment, trade fixtures, fixtures and signs as Tenant may deem advisable) other than Material Changes (as hereinafter defined). For purposes of this Article V, a Material Change shall be an alteration or addition to the Project which (i) will materially lessen the quality of materials or workmanship utilized in development of the Project or (ii) will violate any term of this Lease. In any event, all such alterations and replacements shall be effected in compliance with all Legal Requirements.

      Section 5.2. Manner of Alterations. With respect to a Material Change, for the purpose of permitting Landlord to satisfy itself that the Premises after the proposed Material Change will comply with the requirements of this Lease, Tenant shall deliver to Landlord plans and specifications of the work to be performed at least thirty (30) days before the beginning of such change or alteration, which plans and specifications shall meet the standards set forth in Section
5.3. Landlord shall have the right to approve or disapprove said plans and specifications as set forth in Section 5.3. Thereupon, Tenant shall proceed with such change or alteration pursuant to the provisions of Article V hereof, to the extent applicable to the portion of said improvements with respect to which action is being taken pursuant to this Article V.

      Section 5.3. Plans and Specifications.

            (a) Tenant shall submit to Landlord for Landlord's approval, which approval will not be unreasonably withheld or delayed, preliminary plans and specifications for the Material Change to the Project. Such preliminary plans and specifications shall further take into consideration and provide for the aesthetic integration of the facades of the buildings to be constructed on the Land with the existing improvements on the Adjoining Land. Within fifteen (15) business days following receipt by Landlord of said preliminary plans and specifications from Tenant, Landlord shall notify Tenant of Landlord's approval or disapproval of said preliminary plans and specifications. Landlord's failure to notify Tenant within such period shall be deemed to be Landlord's approval. Any notice of approval or disapproval shall be in writing, and if disapproved, shall set forth the grounds for such disapproval. Following Landlord's first or any subsequent disapproval, Tenant shall undertake, in conjunction with Landlord, to amend and modify the preliminary plans and specifications, and, upon the completion thereof, submit revised plans and specifications to Landlord for its review and approval, in accordance with the foregoing.

            (b) Following approval of preliminary plans and specifications, Tenant shall develop final plans and specifications substantially in conformity with the preliminary plans and specifications previously approved by Landlord. Such final plans and specifications shall be subject to review by Landlord. Within thirty (30) days following receipt by Landlord of said final plans and specifications from Tenant, Landlord shall notify Tenant of Landlord's approval, which approval will not be unreasonably withheld, or disapproval, as the case may be. Landlord's failure to notify Tenant within such period shall be deemed to be Landlord's approval. Any notice of approval or disapproval shall be in writing, and if Landlord disapproves, then such notice shall set forth the grounds for such disapproval. Following Landlord's first or any subsequent disapproval, Tenant shall undertake, to amend or modify the final plans and specifications and then submit the revised final plans and specifications to Landlord for its review as set forth above. Changes from the preliminary plans and specifications shall be considered to be within the scope of the preliminary plans and specifications, if they are not substantial, or if they are made in order to comply with the reasonable requirements of a Leasehold Mortgagee or of a Governmental Authority.

            (c) In no event shall Tenant begin construction prior to procuring Landlord's approval of said final plans and specifications; provided, however, that such approval may be procured incrementally to allow development of the Project in phases. This prohibition applies to the commencement of any on-site infrastructure construction as well.

                                   ARTICLE VI

                        PARKING, MAINTENANCE AND REPAIRS

      Section 6.1. Parking. Tenant shall at all times during the Term of this Lease maintain parking facilities (the "Parking") for the Premises sufficient to comply with all Legal Requirements to include specifically, without limitation, applicable zoning ordinances. Tenant shall keep and maintain the Parking clean, neat, safe and in good repair.

      Section 6.2. Tenant's Obligations. Tenant shall, at all times and at its sole cost and expense, keep the improvements on the Premises, including, but not limited to the Parking and the sidewalks, driveways, curbs, fencing and landscaping on the Land, in good, clean and safe order, condition and repair. Landlord, except as otherwise provided in this Lease, shall not be required to make any repairs or improvements to the Premises during the Term of this Lease, or in any manner to supply maintenance for the improvements on the Premises. If at any time during the Term of this Lease, any addition, alteration, change, repair, or other work of any nature, structural or otherwise, shall be required or ordered or become necessary on account of any Legal Requirement now in effect or hereafter adopted passed, or promulgated or on account of any other reason with respect to any improvements hereafter placed on the Premises, Tenant promptly shall make such changes regardless of when the same shall be incurred or become due, and the entire cost thereof shall be the liability of Tenant, and in no event shall the Landlord be called upon to contribute thereto or do or pay for any work of any nature whatsoever on the Premises. All repairs of the improvements on the Premises required to be made by Tenant hereunder shall be at least equal in quality and material to the original construction of the Project, and in such a manner so as not to otherwise adversely affect Landlord's interest in or use of the Adjoining Land, or Landlord's occupancy and quiet enjoyment of the Adjoining Land, or any portion thereof.

      Section 6.3. Landlord's Rights. Subject to any Governmental Authorities' security rules and regulations that may apply to any portion of the Premises, Landlord may enter the Premises at reasonable times during normal business hours after reasonable notice to Tenant to inspect the Premises in order to determine whether Tenant or any of its Subtenants are complying with their obligations under this Lease and to take any actions authorized pursuant to this Lease including, but not limited to, Landlord's remedies contained in Section 13.4, but shall have no obligation to do so. In the event Landlord shall exercise its rights under this Section, it shall do so in such a manner so as to limit interference with Tenant's occupancy and use of the Premises to a level as minimal as is possible considering the circumstances.

                                   ARTICLE VII

                                       USE

      Section 7.1. Exclusive Use of Project. During the term of this Lease, Tenant hereby agrees as follows:

            (a) Tenant's sole and exclusive use of the Premises shall be to own and operate a post-acute hospital offering and providing only the following services: (i) skilled nursing, (ii) physical rehabilitation, (iii) occupational therapy, (iv) speech pathology, (v) social services, (vi) assisted living, (vii) day health programs for children and adults, (viii) LTAC services, (ix) psychiatric services, (x) geriatric clinic services, (xi) outpatient services related to the foregoing service categories, and (xii) other post-acute services. Neither Tenant nor any Affiliates of Tenant (nor any assignee or successor thereto) shall, on or within the Premises, own, operate or manage, directly or indirectly, any corporation, partnership, division or other entity or business (whether or not the same is a not-for-profit organization), which engages in the development, ownership, operation or management of a provider of any health care services other than those described in the first sentence of this Section 7.1 (a). Without limiting the generality of the foregoing, neither Tenant nor any Affiliate of Tenant (nor any assignee or successor thereto) shall own, operate or manage, within the Premises, any (i) general or acute care hospital, mental health or psychiatric facility, or drug or alcohol abuse detoxification or rehabilitation facility, (ii) surgical center, diagnostic center, or emergency or non-emergency outpatient service centers or clinics, or
(iii) any medical practices, group medical practices, health maintenance organizations, physician associations, integrated delivery systems or any managed care provider or organization offering or providing any health care services other than those described in the first sentence of this
Section 7.1(a).

            (b) Tenant acknowledges and agrees that its covenants herein set forth form part of the consideration hereunder and is one of the inducements for Landlord entering into this Lease, that the provisions of this Section 7.1 are necessary to protect the interests of Landlord and the continue value of the Premises, that the restrictive covenants set forth herein are reasonable in scope and duration and that the provisions of this Section 7.1 are for the benefit of, and may be enforced by, Landlord and its Affiliates and their successors and assigns.

            (c) Tenant hereby agrees that a breach of the covenants contained in this Section 7.1 will result in irreparable harm and damages to Landlord which cannot be adequately compensated for by a monetary award and that in addition to all other remedies available in law or in equity Landlord and its Affiliates and their successors and assigns shall be entitled to the remedy of a temporary restraining order, preliminary injunction or such other form or injunctive or equitable relief as may be issued by a court of competent jurisdiction to restrain or enjoin Tenant and any Affiliates of Tenant (or any successor or assign thereto) from breaching the provisions of this Section 7.1 or otherwise to specifically enforce the provisions of this Section 7.1.

            (d) Tenant agrees that if any restriction contained in this Section
7.1 is held by any court of competent jurisdiction to be unenforceable or unreasonable, a lesser restriction as determined by such court to be enforceable shall be severable therefrom and enforced in its place, and the remaining restrictions contained herein shall be enforceable independently of each other.

      Section 7.2. Governmental Requirements. Tenant shall, at Tenant's sole cost and expense, obtain any and all licenses and permits necessary for its construction of the use of the Premises. Tenant shall, at its sole cost and expense, also comply with all Legal Requirements applicable to the Premises and the use thereof including, without limitation, all valid governmental orders and directives for the correction, prevention and abatement of nuisances in, upon or connected with the Premises; provided, however, that Tenant in its discretion, shall have the right in good faith to contest any such orders or directives, and Tenant shall not be obligated to comply unless and until such order or directive has been finally adjudicated to be valid and enforceable.

      Section 7.3. No Discrimination. Tenant covenants, that it will not discriminate against or segregate any person or group of persons, on account of sex, race, color, creed, national origin, or ancestry in the leasing, subleasing, licensing, use or enjoyment of the Premises, nor shall Tenant permit any person claiming under or through Tenant, to establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants, or vendees in the Premises; provided, however, that, in the event Tenant shall violate the provisions of this Section 7.3, Landlord's sole remedies shall be (a) to enjoin Tenant from the continuation of repetition of such violation and (b) to sue Tenant for Landlord's damages, if any, arising out of such violation.

      Section 7.4. Permits, Licenses and Easements. Landlord agrees, promptly upon request of Tenant, but without cost to Landlord, to join in (a) any and all applications for permits, licenses, easements and other authorizations required by any Governmental Authority, (b) any grants for easements for electric, telephone, gas, water, sewer, drainage, access and such other public and private utilities and facilities as may be reasonably necessary or desirable in the operation of the Premises, or any improvements erected thereon, and (c) any requests for easements or other rights, including air rights to be obtained from any Governmental Authority. Nothing in this Section 7.4, however, shall obligate Landlord to join in any matter referred to herein which matter is not in accordance with the final plans and specifications for the Premises approved by Landlord pursuant to Article V.

      Section 7.5. No Abandonment. In no event shall Tenant abandon the
Premises.

                                  ARTICLE VIII

                                  CONDEMNATION

      Section 8.1. Definitions.

            (a) The terms "condemnation," "any condemnation" or "condemn" shall mean any taking or takings for any public or quasi-public purpose under any governmental law, ordinance or regulation by the exercise of the right of eminent domain or by the granting, conveying or private sale pursuant to the threat thereof, at any time or cumulatively from time to time.

            (b) The taking of a "substantial portion" of the Premises shall mean the taking of such portion of the Premises as (i) shall render (as determined by agreement of both Landlord and Tenant or, failing agreement of the issue, by arbitration pursuant to Section 8.5) the untaken portion of the Premises to be incapable of restoration economically or operationally so as to support the operation of the Project for the uses contemplated herein.

            (c) The "fair market value" as used herein shall mean the price to a willing buyer not compelled to buy, if the Land were vacant, unimproved, but encumbered by this Lease but not by any Leasehold Mortgage, and shall be determined as expressly provided for in Section 8.7.

      Section 8.2. Division of Award.

            (a) If, during the term of this Lease, the Premises, or any portion thereof, are condemned or taken by any Governmental Authority having the power of eminent domain, or on behalf of which the power of eminent domain may be exercised, the court in such condemnation proceedings shall be requested to make separate awards to Landlord and Tenant as to their respective interests in the Premises, and Landlord and Tenant agree to request such action by the court. This Paragraph 8.2 (a) shall be construed as superseding any statutory provisions now in force or hereafter enacted concerning condemnation proceedings to the extent permitted by law.

            (b)In the event that Landlord and Tenant are unable to obtain separate awards with respect to their respective interests in the Premises, then the net award received (after deductions of reasonable fees and expenses of collection, including, but not limited to, reasonable attorney's fees) shall be fairly and equitably apportioned between Landlord and Tenant to reflect their respective interests in the Premises. The portion of the award to be received by Landlord shall reflect the taking of fee simple estate in and to the Land based upon the fair market value of the Land as of the date preceding the day on which title to the Land vests in the condemning authority. In addition, there shall be taken into consideration the fact that the buildings and other improvements constructed on the Land will belong to Landlord upon the expiration of the Term of this Lease., The portion of the award to be received by Tenant shall be based upon the taking and reduction of Tenant's leasehold estate created by this Lease, the taking of any building and other improvements on the Land, loss or interruption of business, and the cost of any restoration or repair necessitated by such taking or condemnation. Such values shall be determined as of the time of condemnation by agreement of the parties or by arbitration in the manner set out in Section 8.5. Landlord and Tenant agree that, in the event they are unable to obtain separate awards, there shall be no settlement of any condemnation award or proceeding without the consent of any Leasehold Mortgagee; it being understood, however, that any such Leasehold Mortgagee shall have rights only in and to Tenant's portion of the award.

      Section 8.3. Condemnation of Less Than a Substantial Portion.

            (a) If any condemnation of the Premises results in the taking of less than a substantial portion of the Premises, or if Tenant does not elect to terminate this Lease following the taking of a substantial portion of the Premises, then this Lease shall continue in full force and effect; provided, however, that Rent shall abate in proportion to the number of square feet of the Premises which is taken or is rendered unusable by such taking bears to the number of square feet of the Premises immediately prior to such taking. Tenant, with its award and any other necessary funds of Tenant, shall promptly repair and reconstruct any of the Premises damaged or diminished by such condemnation so as to provide buildings and improvements on the Land of the same general appearance and quality as prior to such condemnation, unless Tenant obtains Landlord's consent to a change in use of the Premises, which Landlord may withhold, in its sole and absolute discretion, and Tenant shall repair and reconstruct and add to the Parking (if possible) to the extent necessary to provide parking as required by Section 7.1.

            (b) If Landlord and Tenant are unable to agree on either or both of the reasonable value of any building or portion thereof forming a part of the Premises which has been taken or has been rendered unusable by taking and which cannot be replaced and/or the reasonable value of the entire building or group of buildings forming a part of the Premises immediately prior to such taking, then such value shall be determined in the manner provided in Section 8.5.

      Section 8.4. Condemnation of a Substantial Portion. If any condemnation results in the taking of a substantial portion of the Premises, Tenant may terminate this Lease within ninety (90) days following such condemnation upon written notice to Landlord. If Tenant does not elect to terminate this Lease. Tenant, with its award and any other necessary funds of Tenant, shall promptly repair and reconstruct any of the Premises damaged or diminished by such condemnation so as to provide buildings and improvements on the Land of the same general appearance and quality as prior to such condemnation, unless Tenant obtains Landlord's consent to the change in use of the Premises, which Landlord may withhold, in its sole and absolute discretion, and Tenant shall repair and reconstruct and add to the Parking (if possible) to the extent necessary to provide parking as required by Section 7.1. If Tenant so elects to terminate this Lease, then the Term hereof shall cease on the date title is transferred by reason of such condemnation, and all rentals shall be paid up to the date of termination, and the parties hereto shall thereupon have no further obligation to each other hereunder. Upon such termination all awards payable to Tenant, as described in Section 8.2, shall be free from any interest of Landlord pursuant to the terms of this Lease, and all awards payable to Landlord, as described in
Section 8.2, shall be free from any interest of Tenant pursuant to the terms of this Lease.

      Section 8.5. Arbitration. As used in the Lease, a taking of less than a substantial portion of the Premises shall mean a taking of such portion as leaves remaining a balance which can be economically operated for the purposes for which the Premises was operated prior to such taking.

            (a) In the event the parties are unable to agree as to whether any particular taking constitutes a taking of a substantial portion of the Premises, either party may submit the matter to binding arbitration by giving written notice to that effect to the other party and shall in such notice appoint an arbitrator on its behalf. Within twenty (20) days thereafter, the other party shall by written notice to the first party appoint a second arbitrator on its behalf, and the two arbitrators so appointed shall appoint a third arbitrator, and the three arbitrators shall determine the matter in dispute by majority action. If the second party shall fail to appoint the second arbitrator or if the two arbitrators fail within thirty (30) days after the appointment of the second arbitrator to appoint a third arbitrator, then either party to the Lease, upon written notice to the other party, may request such appointment by the American Arbitration Association (or any organization successor thereto), or on its failure, refusal or inability to act, may apply for such appointment to a court of competent jurisdiction in the State of California.

            (b) The determination made as provided above shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrators chosen by the parties shall give written notice to the parties stating their determination, and shall furnish to each party a signed copy of such determination. The decision of the arbitrators shall be a condition precedent to any right of legal action that either party may have against the other with respect to the subject matter of the arbitration; and

            (c) Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half of the other expenses of the arbitration properly incurred hereunder.

      Section 8.6. Temporary Taking. If the temporary use of the whole or any part of the Premises shall be taken as aforesaid, the Lease shall not be affected in any way and the Tenant shall continue to pay in full Rent payable by the Tenant hereunder. Any award or payment for such use shall be paid to the Landlord to be applied to the payment of Minimum Rent and other sums and charges due hereunder, or which will become due during the period covered by such award; provided that if any portion of such award or payment includes an amount to compensate for damage to or destruction of the Premises, such portion shall be held and applied as provided in Section 8.5. The balance, if any, of such award shall be paid to the Tenant after satisfaction of all current obligations of the Tenant under the Lease.

      Section 8.7. Appraisal. In the event that the Landlord and the Tenant have not agreed on the fair market value of the Land on the basis aforesaid within thirty (30) days after a taking, either party may submit the matter to binding appraisal by giving written notice to that effect to the other party and shall in such notice appoint a disinterested person of at least ten (10) years' experience as a real estate appraiser in the County of Shasta, State of California, who shall have had experience in appraising major commercial Properties for major lending institutions, as appraiser on its behalf, and who has a MAI designation by the American Appraisal Institute. Within twenty (20) days thereafter, the other party shall by written notice to first party appoint a second disinterested person possessing like qualifications as appraiser on its behalf, and the appraisers so appointed shall appoint a third appraiser possessing like qualifications, and the three appraisers shall determine the fair market value of the Land on the aforesaid basis by majority action.

            (a) If either party shall first appoint an appraiser as provided in this Section and then the other party shall fail within said twenty (20) day period to appoint a second appraiser, then the first party, upon written notice to the other party may request such appointment by the American Arbitration Association (or any organization successor thereto), or on its failure, refusal or inability to act may apply for such appointment to a court of competent jurisdiction in the State of California, if the two appraisers appointed by the parties shall be unable to agree, within thirty (30) days after the appointment of the second appraiser, on the appointment of a third appraiser, they or either of them shall promptly give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third appraiser within fifteen (15) days after such notice, then within ten (10) days thereafter either of the parties, upon written notice to-the other party, may request such appointment by the American Arbitration Association (or any organization successor thereto), or on its failure, refusal or inability to act, may apply for such appointment to a court of competent jurisdiction in the State of California;

            (b) The determination made as above provided shall be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The appraisers chosen by the parties shall give written notice to the parties stating their determination, and shall furnish to each party a signed copy of such determination. The decision of the appraisers shall be a condition precedent to any right of legal action that either party may have against the other with respect to the subject matter of the appraisal; and

            (c) Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half of the other expense of the appraisal properly incurred hereunder.

                                   ARTICLE IX

                              DAMAGE OR DESTRUCTION

      Section 9.1 Tenant's Obligations. In the event of damage to or destruction of any or all of the improvements constituting a part of the Premises by fire or other casualty, Tenant covenants immediately to notify Landlord of such damage or destruction. If the casualty is an insured loss, then, notwithstanding such damage or destruction, this Lease shall continue in full force and effect with no reduction in Rent due hereunder, and Tenant, at Tenant's expense, shall promptly repair and restore ' such improvements substantially to their condition immediately prior to the casualty.

      Section 9.2. Manner of Repair and Restoration. For the purpose of permitting Landlord to satisfy itself that the repair and restoration of the Premises will comply with the requirements of this Lease, Tenant shall deliver to Landlord architectural plans and specifications of the restoration work no later than ninety (90) days following the date Tenant has obtained all necessary permits for said reconstruction (with Tenant being obligated to apply for such permits promptly after such damage or destruction and to proceed diligently with such application process thereafter), which plans and specifications shall meet the standards established in Section 5.3. Thereupon, Tenant shall diligently proceed with such repair and restoration pursuant to the provisions of Article VI (except as to the dates set forth therein which for the purposes hereof shall be deemed to be a reasonable time), hereof and shall complete such repair or restoration no later than twelve (12) months following the approval by Landlord of said plans and specifications.

      Section 9.3. Damage or Destruction Near End of Lease Term. Notwithstanding the foregoing, in the event of the damage or destruction which occurs within the last three years of the Term and which renders more than twenty-five percent (25%) of the improvements on the Premises unusable for their \intended use, Tenant shall have the option to terminate this Lease by giving written notice to Landlord within ninety (90) days of the date of such damage or destruction. In the event of such termination, any insurance proceeds payable by reason of such damages or destruction shall be assigned to Landlord.

                                    ARTICLE X

                                    INSURANCE

      Section 10.1. During the Term. Upon commencement of and at all times during the Term hereof, Tenant shall obtain and maintain in effect (or cause to be obtained and maintained in effect):

            (a) General Liability Insurance (including Premises-Operations Liability, Independent Contractors' Protective Liability, Contractual Liability, Completed Operations Liability. Broad Form Property Damage coverage; not excluding "blasting or explosion," "collapse" or "underground", and also including all three groups of Personal Injury Liability including coverage for false arrest, wrongful detention or imprisonment, malicious prosecution, libel, slander, defamation, violation of the right to privacy, wrongful eviction or other invasion of the right to private occupancy) against claims for personal injury, bodily injury, death or property damage occurring as the result of the occupancy and use of the Premises or any portion thereof by Tenant, or any Subtenant of a portion of the Premises, or as the result of any activities on the Premises by Tenant or any Subtenant or by the employees, agents or contractors of Tenant or any Subtenant or by the invitees or licensees of Tenant or any Subtenant or by any other person, or as the result of any conditions arising on the Premises or created thereon by any personal, which insurance shall be in such amounts as may, from time to time, be reasonable in view of the amounts customarily maintained in connection with development projects substantially similar to the one contemplated hereunder occurring in the area in which the Premises are located, but in no event less than Two

Million Dollars ($2,000,000) combined single limit for bodily injury and property damage and in no event less than Two Million Dollars ($2,000,000) per policy year from personal injuries;

            (b) Workers' Compensation and Employee's Liability insurance covering employees of Tenant and Subtenants as may be required by the laws of the State of California;

            (c) Automobile Liability Insurance, in an amount in no event less than One Million Dollars ($1,000,000) combined single limit per occurrence or accident, covering bodily injury and property damage liability arising out of the use of any automobile (including, without limitation, owned, non-owned, leased and borrowed) upon the Premises by Tenant or any Subtenant; and

            (d) Umbrella Liability Insurance (including Following Form, or Broad as Primary, endorsement pertaining to all underlying policies including business, employers, automobile and general liability) in such amount as may, from time to time, be reasonable in view of the amount customarily maintained in connection with development projects substantially similar to the one contemplated hereunder occurring in the area in which the Premises are located, but in no event less than Five Million Dollars (S5,000,000) in respect of personal injury, bodily injury, death and property damage arising out of one occurrence and per policy year and subject to availability.

      Section 10.2. During Construction. Upon commencement of construction on the Premises, Tenant shall obtain and maintain in effect (or cause to be obtained and maintained in effect) with respect to improvements constructed on the Premises, until their completion, Builders' risk insurance on an "All Risks" basis subject to the standard exclusions of such insurance (and excluding the risk of damage to foundations and footings and earthquake and flood damage) in an amount equal to the full cost of the improvements constructed on the Premises.

      Section 10.3. Insurance With Respect to Improvements. Except as otherwise expressly provide herein below, with respect to any improvements on the Premises, Tenant shall obtain and maintain in effect (or cause to be obtained and maintained in effect) with respect to such improvements, until the expiration of the term hereof:

            (a) Fire, Extended Coverage and Vandalism insurance in an amount equal to the then full replacement cost of such improvements;

            (b) Prior to the installation in such improvements and operation of any steam boilers and steam piping, Boiler insurance, with respect thereto, in such amount, in respect of any one accident may, from time to time, be reasonable in view of the amount customarily maintained in connection with development projects substantially similar to the one contemplated hereunder, occurring in the area in which the Premises are located, but in no event less than Five Hundred Thousand Dollars ($500,000); and

            (c) During any period in which Tenant or any Subtenant conducts or permits activities or brings, operates or permits equipment on or about the Premises involving unusual hazard (those hazards not described in Sections 10.1,10.2 and 10.3), such unusual hazard insurance as may be sufficient to cover the risks incidental to such hazard; insurance shall not constitute a waiver of Landlord's right, if Landlord would otherwise have such right, to demand the removal, cessation or abatement of such hazards.

      Section 10.4. Form. All insurance policies maintained by Tenant hereunder shall be with insurance carriers which have, according to the most current Best's Insurance Reports, a general rating of at least "A" and a financial rating of at least Class 8, and all such policies shall name Tenant and any Leasehold Mortgagee as insureds as their respective interests may appear, provided, however, as to the insurance required under Section 10.1 hereof, the 'Liability Insurance', Landlord shall be a named additional insured. Also, all such Liability Insurance policies shall provide that no cancellation or non-renewal of such policies shall be effective until at least thirty (30) days after receipt of notice thereof by Landlord. Prior to the time that such policies are required to be effective hereunder, and thereafter not less than ten (10) days prior to the expiration dates of the expiring policies required hereunder, Tenant shall deliver to Landlord, in a form reasonably satisfactory to

Landlord, originals or certified copies of the policies or renewal policies, or certificates of insurance with respect to such policies, or binders, as the case may be, required by this Lease.

      Section 10.5. Waivers of Subrogation. Tenant shall obtain from each of the insurers under all policies of insurance required hereunder a waiver of all rights of subrogation which the insurers under such policies might otherwise have against Landlord, said waiver to be in writing and for the express benefit of Landlord. Landlord shall obtain from each of its insurers a waiver of all rights of subrogation which the insurers under such policies might otherwise have against Tenant and its Subtenants, said waiver to be in writing and for the express benefit of Tenant and its Subtenants.

      Section 10.6. Effect of Compliance. In no event shall compliance by Tenant with Sections 10.1 through 10.5 hereof release Tenant from any other obligations of Tenant under this Lease or be construed as giving Tenant or employees or agents of Tenant the right to engage in, permit or suffer any activity or conduct otherwise prohibited by this Lease.

      Section 10.7. Blanket Policies of Insurance. All insurance policies maintained by Tenant hereunder may at any time during the Term hereof be under blanket policies of insurance covering liabilities and properties other than those specified herein and covering insureds other than Tenant and Landlord, provided such policies otherwise comply with all the provisions of this Article X.

      Section 10.8. Index of Amounts. If reasonably necessary, and subject to availability and reasonableness of cost, the amounts of liability and excess liability insurance required to be maintained by Tenant pursuant to this Article X shall be increased at the beginning of each tenth year hereunder following the first full year during which Rent in due hereunder by multiplying the required amounts in effect on the date hereof by an amount equal to the CPI at the time of such adjustment, divided by the CPI in effect on the date hereof. If the CPI is discontinued, then the Consumer Price Index published by the U.S. Department of Commerce shall be used; and if the U.S. Department of Commerce Index is discontinued, then Landlord and Tenant shall, in good faith, agree on a suitable substitute.

      Section 10.9. Insurance Proceeds. The proceeds of any such insurance shall be payable to Leasehold Mortgagee as trustee for the benefit of Tenant. Such funds shall be held in trust for the purpose of defraying the cost of rebuilding or repairing, an the case may be, the portion or the Premises so damaged or destroyed. Upon completion of such rebuilding or repair of the Premises so damaged or destroyed, any unexpended funds received from such trustee, including any interest thereon, shall inure to and become the property of Tenant, provided that no default exists hereunder.

                                   ARTICLE XI

                                 INDEMNIFICATION

      Section 11.1. Tenant Indemnifies Landlord. Tenant agrees to indemnify, hold harmless and defend Landlord from and against any and all demands, claims and causes of actions for injury to persons, loss of life, damage to or loss of use of property (including without limitation, the Land or the Adjoining Land or any portion thereof), from and, against any and all penalties, fines and prosecutions, and from and against any and all suits for abatement of any public or private nuisance, as well as any costs or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any such demand, claim, cause of action, penalty, fine, prosecution and suit, whether or not asserted during or after the Term hereof, occurring an the result of the negligence or wilful neglect of Tenant or the employees, representatives, agents or independent contractors of Tenant, or as the result of any failure by Tenant to perform or comply with any of the terms and conditions contained in this Lease or to comply with any applicable Legal Requirement. Landlord shall, within fifteen (15) days after Landlord becomes aware of any such demand, give Tenant written notice thereof. In the event that Landlord fails, within such period of time, to give Tenant such notice, such failure shall be deemed to be only a release by Landlord of those obligations of Tenant hereunder which could have reasonably been avoided had such notice been duly given. In the event that Tenant fails to promptly and diligently defend any such demand, Landlord shall be entitled, but not obligated, to assume the entire defense thereof, and Tenant shall be liable for all reasonable expenses incurred by Landlord in connection with said defense (including, without limitation, reasonable attorneys' fees). Tenant further agrees to repair any damage to the Premises or any portion thereof, arising out of any of the causes described above in this
Article XII; provided, however, that Landlord shall pay or reimburse Tenant for the cost of repairing any such damage arising out of an intentional tort or negligence on the part of Landlord or the employees, representatives or agents of Landlord.

      Section 11.2. Landlord Indemnifies Tenant. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Landlord agrees to indemnify, hold harmless and defend Tenant to the extent and in accordance with the provisions set forth in Paragraph 16 of the Asset Sale Agreement. In the event of any conflict between this Agreement and the Asset Sale Agreement, the Asset Sale Agreement shall control.

                                   ARTICLE XII

                            ASSIGNMENT AND SUBLETTING

      Section 12.1. Permitted Subleases.

            (a) Tenant shall have the right, at any time and during the Term hereof, to sublet any portion of the Premises to Subtenants or permit any portion of the Premises to be occupied or used by licensees or concessionaires.

            (b) If an Event of Default shall occur while the Premises or any part thereof be subleased, Landlord, in addition to any other remedies herein provided or provided by law, shall have the right (while such Event of Default remains uncured) to collect directly from any and all Subtenants all rents becoming due to Tenant under such sublease and apply such rent against any sums due to Landlord by Tenant hereunder. No direct collection by Landlord from any such Subtenant shall be construed to constitute a novation or release of Tenant from the further performance of any of Tenant's obligations hereunder. Notwithstanding anything in this Paragraph to the contrary, Landlord's rights to so collect rents shall be subject and subordinate to the rights of a Leasehold Mortgagee.

      Section 12.2. Tenant's Covenants with Respect to Subtenants. Tenant hereby agrees that all subleases entered into with Subtenants shall be subject and subordinate to all of the terms and conditions of this Lease to the extent applicable.

      Section 12.3. Assignment by Tenant.

            (a) Subject to Tenant's right to sublet portions of the Premises, Tenant shall not, without the consent of Landlord, have any right to assign its interest in this Lease, except for a collateral assignment to a Leasehold Mortgagee, and an assignment to a Tenant Affiliate; provided that, in the event of an assignment to a Person other than an Affiliate of Tenant who simultaneously acquires all of Tenant's interest in the improvements on the Premises in a bona fide arm's length purchase, Landlord's consent shall not be withheld if the prospective assignee demonstrates, to Landlord's reasonable satisfaction, sufficient financial capacity to enable it to comply with each and every obligation of Tenant hereunder and if such assignee assumes all of Tenant's obligations hereunder. Notwithstanding any assignment to a Leasehold Mortgagee or to a Tenant Affiliate undertaken in accordance with this Section 12.3, Tenant shall remain primarily liable to Landlord on this Lease; provided, however, that Tenant shall not be liable for any obligations arising under this Lease following the effective time of an assignment to a Person other than an Affiliate of Tenant who simultaneously acquires all of Tenant's interest in the improvements on the Premises in accordance with the immediately preceding sentence.

            (b) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code (Bankruptcy Reform Act of 1978, as amended) shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on or after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

            (c) Tenant shall not assign, mortgage, or encumber this Lease nor sublet, nor suffer the Demised Premises or any part thereof to be used by others except as expressly provided for in this Section 12.3.

            (d) Notwithstanding anything in this Lease to the contrary, all amounts paid by the Tenant to or on behalf of Landlord, under this Lease, whether or not expressly denominated as Rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

      Section 12.4. Assignment by Landlord. Landlord shall have the right, at all times during the term hereof, to hypothecate, encumber or assign (as security or otherwise) its interests in the Premises and the Adjoining Land or any portion thereof; provided, however, that any such hypothecation, encumbrance or assignment shall be junior and subordinate to this Lease.

                                  ARTICLE XIII

                       DEFAULT - FORFEITURE - TERMINATION

      Section 13.1. Equitable Relief. This Lease is granted on the condition that, if an Event of Default, as expressly provided for in Section 13.2, shall occur and if a Default shall thereafter occur in accordance with the terms and provisions hereof, this Lease, subject, however, to the provisions of Article XIV hereof, may be terminated by Landlord as hereinafter provided in Section
13.4 hereof, and Landlord may, in addition to any other remedies at law or in equity provided elsewhere in this Lease, enjoin Tenant from the continuation or repetition of any such Event of Default.

      Section 13.2. Event of Default.

            (a) There shall be an Event of Default if and when:

                  (i) there shall have been a failure by Tenant to pay Rent to Landlord pursuant to the terms hereof;

                  (ii) Tenant shall fail to keep, observe, perform, carry out and execute in every particular the covenants, agreements, obligations and conditions set out in this Lease;

                  (iii) Tenant abandons the Premises;

                  (iv) Tenant or any guarantor of any of Tenant's obligations hereunder shall cease doing business as a going concern, make an assignment for the benefit of creditors, generally not pay its debts as they become due or admit in writing its inability to pay its debts when they become due, file a petition commencing a voluntary case under any chapter of the Bankruptcy Code (11 U.S.C. Section 101 et seq.), be adjudicated an insolvent, file a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under the Bankruptcy Code or any other present or future statute, law, rule or regulation, or file an answer admitting the material allegations of a petition filed against it in any such proceeding, consent to the filing of such petition or acquiesce in the appointment of a trustee, receiver, custodian or other similar official for it or any substantial part of its assets or properties, take any action looking to its dissolution or liquidation, or take any corporate action authorizing any of the foregoing; or

                  (v) A case, proceeding or other action shall be instituted against the Tenant or any guarantor of the Tenant's obligations hereunder, seeking the entry of an order for relief against Tenant or any such guarantor of a debtor, to adjudicate Tenant or any such guarantor as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or similar relief against Tenant, or any such guarantor under the Bankruptcy Code or any other present or future statute, law, rule or regulation, which case, proceeding or other action either results in such entry, adjudication, or issuance or entry of any other order or judgment having a similar effect or remains undismissed for sixty (60) days or within sixty (60) days after the appointment without Tenant's or such guarantors consent or acquiescence of any trustee, receiver, Custodian or other similar official for it or such guarantor or any substantial part of it or such guarantors assets or properties, such appointment should not be vacated.

            (b) An Event of Default occurring under Paragraphs a(iv) and a(v) shall be immediately deemed to place Tenant in Default.

            (c) Before a Default shall ripen from or out of any of the foregoing Events of Default, except those Events described in Paragraphs a(iv) and a(v) hereof, Tenant and any Leasehold Mortgagee shall have been given:

                  (i) A notice in writing of the failure of Tenant to pay, when due, any amounts due hereunder at least twenty (20) days in advance of the effective date of a Default; or

                  (ii) A notice in writing of the effective date of any other Event of Default hereunder, setting forth the manner in which such Event of Default may be cured at least thirty (30) days in advance' of the effective date of Default; provided, however, if the Event of Default cannot be cured within said forty-five (45) day period, such Event of Default shall not ripen into a Default hereunder if Tenant commences to cure said event within said forty-five (45) day period and diligently proceeds to cure such event within a reasonable time thereafter.

            (d) Upon the occurrence of an Event of Default and the expiration of the notice periods as provided in this Lease, and except as otherwise provided therein, the Tenant shall be in Default and the Landlord shall be entitled to pursue any and all remedies provided in this Lease.

            (e) The acceptance of Rent or other performance while such Default exists shall not constitute a waiver of Landlord's right to terminate pursuant to Section 13.4 hereof as to any subsequent failure to so observe or perform the obligations of Tenant hereunder.

      Section 13.3. Cure by Leasehold Mortgagee. Notwithstanding anything else herein, if an Event of Default shall have occurred, in addition to any Leasehold Mortgagee's rights under Section 14.3, the Leasehold Mortgagee shall have the right to cure such Event of Default on behalf of Tenant prior to the time that Landlord has terminated this Lease pursuant to Section 13.4. and any such party electing to so cure shall give Landlord immediate written notice of its intent to so cure.

      Section 13.4. Landlord's Rights Upon Default.

            (a) A Default as defined in Section 13.2 having occurred, then and in any such event Landlord shall have the right, at its election, to pursue either of the following remedies:

                  (i) As Tenant's legal representative, without terminating this Lease, to take any action necessary to preserve or maintain the property, to enter upon and rent the Premises at the best price obtainable by reasonable effort without advertisement and by private negotiations and for any term and on such conditions as Landlord deems proper. Upon each such reletting, all rentals received by Landlord shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any loss and expense of such reletting, including brokerage fees and attorneys fees and costs of any alterations or repairs; third, to the payment of Rent due and unpaid hereunder; and the residues if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Tenant shall remain liable to Landlord for the deficiency, if any, between Tenant's Rent hereunder and rent obtained by Landlord on reletting; and

                  (ii) To terminate this Lease by written notice, which notice shall state the date as of which this Lease is thereby terminated, which date shall not be earlier than the date of such notice, and to enter into and upon the Premises and take possession of the same, and the Landlord may hold and retain said Premises as of its first or former estate. The election by Landlord to pursue the remedy set forth in Paragraph 13.4(a)(i) above shall in no way preclude Landlord from thereafter exercising its right to terminate this Lease pursuant to this Paragraph 13.4(a)(ii).

            (b) Should Landlord at any time terminate this Lease for any breach and/or abandonment, in addition to any other remedies Landlord may have at law, in equity or under this Agreement, Landlord may recover including, without limitation, any unpaid Rent and charges equivalent to rent having accrued plus interest; all costs associated with recovering and/or reletting the Premises; all costs associated with performing Tenant's obligations hereunder; and the worth at the time of such termination of all Rent and charges equivalent to rent lost over the remainder of the Term.

            (c) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any of Landlord's rights hereunder.

      Section 13.5. Effect of Termination. Upon the termination of this Lease by Landlord pursuant to Section 13.4 or otherwise by operation of law, all rights of the Tenant, and of all persons whomsoever claiming by, or otherwise by operation of law through or under Tenant, whether by grant, assignment, dead to secure debt, mortgage, deed of trust, sublease, foreclosure, proceedings or other conveyance or encumbrance, to the Premises, and any fixtures attached thereto, shall co-instant, wholly cease and terminate, except as provided in
Article XIV; and the Premises, and any improvements and fixtures attached thereto shall thence forward constitute and belong to and be the absolute property of the Landlord and Landlord's successors or assigns, without further act or conveyance, and without liability to make compensation to the Tenant or to anyone whosoever, and free and discharged from this and all and every lien, encumbrance and charge of any character created or attempted to be created by the Tenant at any time. It is further expressly understood and agreed that upon termination of this Lease by Landlord pursuant to Section 13.4 or otherwise by operation of law, the rights of Tenant, or any Tenant's affiliate to any fee, commission or similar compensation for the procurement of any sublease of all or part of the Premises shall wholly cease and terminate, and Landlord shall be released and relieved from any further liability whatsoever therefor.

      Section 13.6. Performance of Tenant's Obligations By Landlord.

            (a) If Tenant fails to perform any covenant or agreement contained in this Lease, Landlord may, in addition to any other remedies at law or in equity or elsewhere in this Lease provided, immediately or at any time thereafter upon ten (10) days prior written notice to Tenant perform the same for the account of Tenant. Tenant agrees that neither the Landlord nor any person acting on, its behalf shall be liable for any loss or damage resulting to Tenant by the exercise of the rights granted under this Section 13.6.

            (b) If Landlord under any provision of this Lease exercises any option or right conferred upon it to expend monies or incur expenses or liabilities, and such monies and expenses or the cost of discharging such liabilities are under the provisions of this Lease to be paid by or charged against the Tenant, such monies and expenses and costs incurred shall also constitute Additional Rent due hereunder, for the purposes or this Article XIII.

            (c) If Landlord reasonably expends any money for attorneys' fees, costs and expenses in any proceedings growing out of or occasioned by a Default of Tenant under the provisions of this Lease, such money so expended shall also constitute Additional Rent due hereunder, for the purposes of this Article XIII.

                                   ARTICLE XIV

                               LEASEHOLD MORTGAGE

      Section 14.1. Right to Encumber. Tenant shall have the right during the Term of this Lease, and from time to time, to encumber by Leasehold Mortgage, leasehold assignment and related security instrument, all of Tenant's right, title and interest hereunder in all respects, however, subordinate and inferior to Landlord's rights, title, privileges, liens and interest as provided in this Lease; provided, however, that said Leasehold Mortgage shall contain a clause or clauses to the effect that it conveys to the Leasehold Mortgagee and to the holder of any security issued thereunder, no rights in the Premises greater than or extending beyond the rights of Tenant under this Lease, and that such Leasehold Mortgage shall be subject to all and each of the rights of Landlord herein and to all and each of the conditions, covenants, agreements and obligations contained in this Lease.

      Section 14.2. Notice to Landlord. If at any time, and from time to time after the execution and recording the Office of the Clerk of Superior Court of Shasta County, California, of any such Leasehold Mortgage encumbering Tenant's rights, title and interest hereunder, the Leasehold Mortgagee shall notify the Landlord in writing that such Leasehold Mortgage has been given and executed by the Tenant and shall at the same time furnish the Landlord with the address to which it desires copies of notices to be mailed, Landlord hereby agrees that it will mail to such party at the address so given a duplicate copy of any and all notices in writing which the Landlord may, from time to time, give or serve upon the Tenant under the terms of this Lease. It is understood and agreed that no notice by Landlord to Tenant hereunder shall be deemed to have been duly given unless and until a copy thereof has been duly given to the holder of any leasehold mortgage as provided above. So long as there exists any unpaid loan secured by a Leasehold Mortgage encumbering all or any part of the Premises, but in all events subject to Landlord's rights under Article XIII, Landlord hereby agrees that Landlord will not accept a surrender of the Premise or a cancellation or modification of this Lease from Tenant prior to the expiration of the Term of this Lease, without the written consent of the holder of such Leasehold Mortgage.

      Section 14.3. Right of Leasehold Mortgagee to Cure. Any Leasehold Mortgagee may, at its option at any time before this Lease shall have been terminated, pay any amount or do any act or thing required of the Tenant by the terms of this Lease; and all payments so made and all acts or things so done and performed by any such mortgagee shall be as effective to prevent, a forfeiture of the rights of the Tenant hereunder as if done or performed by Tenant instead of by such Leasehold Mortgagee. Such Leasehold Mortgagee may, in addition, at its option, enter into a new lease with Landlord; provided, however, that Landlord shall receive written notice of the exercise of the aforesaid option within thirty (30) days from the termination of this Lease pursuant to a Default hereunder. In order for such written notice to remain effective such Leasehold Mortgagee shall pay to Landlord all amounts accrued and then due and owing to Landlord under this Lease, but for such termination, together with the reasonable expenses incurred by Landlord in terminating this Lease, plus Minimum Rent next coming due, within ten (10) days of receipt by such Mortgagee of written notice from Landlord of amounts payable as aforesaid; provided, however, that any payment required of Leasehold Mortgagee in connection with said new lease shall be reduced by net income collected by Landlord during the period for which it is entitled to collect rental income directly from Subtenants. In the event any Leasehold Mortgagee exercises such option then such Mortgagee and Landlord shall thereupon have the obligation to enter into such new lease within thirty (30) days after the date on which notice of exercise is received by Landlord. Such Leasehold Mortgagee shall reimburse Landlord for all expenses, including reasonable attorneys' fees actually incurred in connection with the execution of such new lease. Such new lease shall be effective as of the date of termination of this Lease, shall be for a term corresponding with the remainder of the initial term hereunder, and shall be for the same Minimum Rent and Additional Rental and upon the same covenants, agreements, terms, conditions, provisions and limitations as this Lease, and shall in all respects be identical to this Lease except for the date thereof, the commencement of the initial term thereunder and the designation of the parties thereto. Any Leasehold mortgages entering into such new lease as lessee thereunder, shall thereupon acquire all of the rights and assume all of the obligations hereunder of Tenant from that time forward. Upon the execution and delivery of any such new lease in accordance with the provisions hereof, any and all subleases which theretofore may have been assigned and transferred to Landlord as a result of the termination of this Lease shall thereupon be assigned and transferred without recourse by Landlord to the Tenant under such new lease.

      Section 14.4. Additional Leasehold Mortgagee Protection Clauses.

            (a) In case of a Default by Tenant in the performance or observance of any term, covenant, condition or agreement on the Tenant's part to be performed under this Lease concerning the payment of a sum of money, if Landlord shall elect to exercise its remedies under Section 13.4 of this Lease, then Landlord shall, before exercising those remedies shall give to the Leasehold Mortgagee an additional written notice of such Default giving to the Leasehold Mortgagee thirty (30) days within which to cure such Event of Default.

            (b) In case of a Default by Tenant in the performance or observance of any term, covenant, condition or agreement on the Tenant's part to be performed under this Lease a term, covenant, condition or agreement requiring the payment of a sum of money, if such Default is of such a nature that the same cannot practically be cured by the Leasehold Mortgagee without taking possession of the Premises, or if such Default in of a nature that the same cannot be cured by the Leasehold Mortgagee, then Landlord shall not terminate this Lease if and so long as:

                  (i) the Leasehold Mortgagee is diligently seeking to obtain possession of the Premises, either directly or through the appointment of a receiver, and, upon obtaining possession, shall promptly commence and diligently prosecute to completion such action as may be necessary to cure such Default; and

                  (ii) within thirty (30) days after an additional notice of Default from Landlord, the Leasehold Mortgagee agrees, in writing, that it will cure the Default when it can do so.

            (c) If the Leasehold Mortgagee, or its nominee, or a purchaser at a foreclosure sale shall acquire title to Tenant's leasehold estate and shall cure all Defaults of Tenant which can be cured, then the Default of any prior holder of the Tenant's leasehold estate which cannot be cured shall no longer be deemed to be Defaults.

            (d) If this Lease shall be terminated by reason of a Default of the Tenant or if the Lease is disaffirmed in a bankruptcy proceeding affecting the Tenant, and if within thirty (30) days after such termination a Leasehold Mortgages, by written notice to Landlord shall request Landlord to enter into a new lease of the Premises pursuant to this Paragraph 14.4(d), then Landlord shall enter into a new lease with the Leasehold Mortgagee, or its nominee, on similar terms and conditions within thirty (30) days of said written notice. Simultaneously with the giving of such notice, the Leasehold Mortgagee shall deliver to the Landlord a written instrument agreeing to cure all Defaults of Tenant under this Lease, other than those which can not be cured by the Leasehold Mortgagee. Said new lease shall commence, and rent and all obligations of the tenant under the new lease shall accrue as of the date of termination of this Lease. The term of said new lease shall continue for the period which would have constituted the remainder of the Term of this Lease had this Lease not been terminated, and shall be upon all of the terms and conditions which Were in force and effect immediately prior to the termination of the Lease. Said new lease shall be superior to all rights, liens and interests, other than those to which this Lease shall have been subject immediately to termination and those matters to which this Lease may, by its terms, become subject. Simultaneously with the delivery of the new lease, the new tenant shall pay to Landlord all Rent and other sums of money due under the Lease on the date of termination of this Lease, Plus all sums of money due under the new lease for the period from the date of commencement of the term thereof to the date of delivery of the new lease.

                                   ARTICLE XV

                              TITLE TO IMPROVEMENTS

      Section 15.1. During the Term. Notwithstanding any other provisions of this Lease, the Project, and all other improvements erected on the Premises, and all alterations, additions, equipment and fixtures built, made, or installed by Tenant in, on, under, or to the Premises shall be the sole property of Tenant until the expiration or other termination of the Term hereof for any reason whatsoever.

      Section 15.2. Following the Term.

            (a) The Project, and all of said other improvements, and all of said alterations, additions, equipment, and fixtures (including, without limitation, such items as air conditioning equipment, boilers, furnaces, ducts, elevators, escalators, and lighting fixtures) shall be deemed to be and shall automatically become the property of Landlord, without cost or charge to Landlord, upon the expiration or other termination of the Term hereof for any reason whatsoever.

            (b) Tenant may, at any time prior to the expiration or other termination of the Term hereof, if Tenant is not in Default hereunder, remove from the Premises any and all equipment or fixtures which Tenant has furnished or installed, provided that Tenant shall repair any damage to the Premises caused by the removal of such fixtures or equipment, and provided further that Tenant shall not remove any such equipment or Fixtures (such as air conditioning equipment, boilers, furnaces, ducts, elevators, escalators, and lighting fixtures) which are necessary to the operation of the Project.

                                   ARTICLE XVI

                              SURRENDER OF PREMISES

      Section 16.1. Tenant shall, on or before the last day of the Term hereof or on the sooner termination hereof, peaceably and quietly leave, surrender, and yield up unto Landlord the Premises, together with all alterations, additions, improvements, equipment, and fixtures (including air conditioning equipment, boilers, furnaces, ducts, elevators, escalators, and lighting fixtures) which may on that day be in or on the Premises, in good order and repair, ordinary wear and tear, obsolescence and acts of God, excepted. All such equipment, computers, moveable machinery and other personal property shall be removed on the last day of the Term hereof, and all such equipment not so removed by Tenant shall be deemed abandoned by Tenant and conveyed to Landlord.

                                  ARTICLE XVII

                               OPTION TO PURCHASE

            (a) Grant of Option. Landlord hereby grants to Tenant, and Tenant hereby accepts from Landlord, the exclusive right and option (the "Option") to purchase the Land, all subject to and in accordance with the provisions of this Agreement. The Option may be exercised by Tenant giving Landlord written notice of such exercise at any time commencing 180 days prior to the expiration of the Lease Term and ending 90 days prior to the expiration of the Lease Term, such notice to be given in the manner and at the address set forth in Section 19.1 of this Lease.

            (b) Escrow. Within three (3) business days after the exercise of the Option by Tenant, the parties hereto shall open an escrow (the "Escrow") at Chicago Title Company (the "Escrow Holder"), and, concurrently therewith, execute and deliver to Escrow Holder escrow instructions (the "Instructions") on Escrow Holder's standard form of purchase and sale escrow instructions, which Instructions shall be executed and delivered for the purpose of enabling the Escrow Holder to complete the purchase and sale of the Land pursuant to the provisions of this Article XVII. In the event of any conflict between the Instructions and provisions of this Article XVII with regard to the purchase and sale of the Land upon exercise of the Option, the provisions of this Article XVII shall govern. The Instructions shall sat forth the agreement of the parties hereto as to the purchase and sale of the Property as follows:

            (1) Title. Upon close of the Escrow, Landlord shall convey the Property to Tenant, or Tenant's nominee, by grand deed (the "Grand Deed") subject to: (i) Permitted Exceptions; (ii) non-delinquent real property taxes; and (iii) all other exceptions to title made or suffered by Tenant or any person or persons claiming through or under Tenant. Landlord shall deposit the Grant Deed, in recordable form, into the Escrow prior to the date on or before which the Escrow is to close. Landlord agrees to cause to be delivered to Tenant upon close of the Escrow, at Tenant's sole cost and expense, a CLTA Standard Coverage Form of Policy of Title Insurance issued by Chicago Title Insurance Company (the "Title Company"), with liability equal to the Purchase Price of the Property, insuring title to the Property vested in Tenant, or Tenant's nominee, in the condition set forth at items (i), (ii) and (iii). Tenant shall have the right, at any time prior to close of the Escrow, to designate by written notice to Escrow Holder a person or entity in which title to the Property shall vest upon close of the Escrow. All costs incurred in delivering title to the Property to Tenant in the manner required by this Lease shall be the responsibility of Landlord.

            (2) Purchase Price. The total purchase price of the Property (the "Purchase Price") shall be equal to the fair market value (the "Value") at the time of exercise as mutually determined by the parties. If the parties are unable to agree, such Value shall be determined by appraisal as follows: Within thirty days, each party shall appoint an appraiser who shall have at least ten years' experience in valuing commercial real estate. Each such appraiser shall arrive at the Value within 30 days of his appointment. If the Value of one appraiser is not more than 10% higher than the Value of the other appraiser, the Value shall be the average of such appraisers' determination. If the difference in Values is greater than 10%, then both appraisers shall appoint a third appraiser, which third appraiser shall choose one of the Values of the other two appraisers within ten days of his appointment.

            (3) Close of Escrow. Escrow shall close on or before thirty (30) days from the date of opening of the Escrow.

            (4) Payment of Costs. Expenses of the Escrow and adjustments to be made in the escrow shall be as follows: Tenant shall pay for (i) documentary transfer taxes, (ii) the premium on the policy of title insurance required by this Lease, and (iii) the total Escrow fees and all recording costs. The real property taxes on the Property for the fiscal year in which the Escrow closes shall be prorated as of the close of the Escrow.

            (5) Other Documents. Prior to the close of the Escrow, each of the parties hereto shall deposit into the Escrow such funds and instruments as are required on its part to close the Escrow in compliance with the provisions of this Lease.

                                 ARTICLE XVIII

                             ESTOPPEL CERTIFICATES

      Section 18.1. Landlord and Tenant agree that any time and from time to time upon not less than twenty (20) days' prior written notice by the other or upon request from any Leasehold Mortgagee (including any proposed Leasehold Mortgagee) or holder of a Landlord Mortgage, Landlord or Tenant will execute, acknowledge, and deliver to the other or to such Leasehold Mortgagee or holder of a Landlord Mortgage, a statement in writing Certifying (a) that this Lease is unmodified (or, if there have been modifications, that this Lease is in full force and effect as modified, With such modifications being identified); (b) the date charges have been paid; and (c) that, so far as the certifier knows, if such be the case, there is no Default, set-off, defense or other claim against Landlord (or if so, specify the nature of same) under the provisions of this Lease. It is intended that-any such statement may be relied upon by any person proposing to acquire Landlord's, Tenant's, Leasehold mortgagee's or the holder of a Landlord Mortgagee's interest.

                                   ARTICLE XIX

                                  MISCELLANEOUS

      Section 19.1. Notices. All notices required or permitted to be given to Landlord hereunder shall conspicuously bear the legend "NOTICE UNDER NATIONAL MEDICAL SPECIALTY HOSPITAL OF REDDING GROUND LEASE" on the notice itself and on the envelope containing the notice, shall, until contrary instructions are given to Tenant in writing, be effectively given to Landlord when delivered simultaneously by hand or mailed by registered or certified mail, return receipt requested, to Landlord, as follows:

                                c/o Tenet HealthSystem
                                14001 Dallas Parkway, Suite 105
                                Dallas, TX 75240
                                Attn: Donald W. Thayer
                                Facsimile (972) 789-2318

      with a copy to counsel for Landlord:

                                Tenet HealthSystem
                                14001 Dallas Parkway
                                Dallas, TX 75240
                                Attn: General Counsel
                                Facsimile (972) 789-2370

                                and

                                Gary Q. Michel, Esq.
                                Ervin, Cohen & Jessup LLP
                                9401 Wilshire Blvd., 9th  Floor
                                Beverly Hills, CA 90212-2974
                                Facsimile: (310) 859-2325

All notices required or permitted to be given to Tenant hereunder shall conspicuously bear the legend "NOTICE UNDER NATIONAL MEDICAL SPECIALTY HOSPITAL OF REDDING GROUND LEASE" on the notice itself and the envelope containing the notice, and shall, until contrary instructions are given to Landlord in writing, be effectively given when mailed by registered or certified mail, return receipt requested, to Tenant, as follows:

                                c/o Guardian Health Group
                                5725 Paradise Drive
                                Suite 550
                                Corte Madera, CA
                                Attn: Chief Executive Officer
                                Facsimile (415) 945-2282

      with a copy to counsel for Tenant:

                                Bianchi, Engel, Keegin & Talkington, LLP
                                1000 Fourth Street
                                Suite 600
                                San Rafael, California 94901
                                Attn: Stafford W. Keegin, Esq.
                                Facsimile: (415) 456-1921

In the event that either party desires or finds it necessary to change the manner of giving notice as herein-provided, notice of such change in the manner of giving notice shall be given to the other party as provided in this Section 21.1.

      Section 19.2. Time of Essence. Time is of the essence of this Lease.

      Section 19.3. No Waste. Tenant will neither commit nor permit waste upon the Premises.

      Section 19.4. Holding Over. If Tenant remains in possession after the expiration of the Term of this Lease without any written agreement of the parties, there shall be no renewal of this Lease by operation of law, and Tenant shall be deemed to occupy the Premises on a month-to-month tenancy. In said event, Tenant shall pay a rental at a rate equal to the rate in effect at the end of the Term.

      Section 19.5. Waiver. No failure of Landlord to exercise any power given Landlord hereunder or to insist upon strict compliance by Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof. No failure of Tenant to exercise any power given Tenant hereunder or to insist upon strict compliance by Landlord with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Tenant's right to demand exact compliance with the terms hereof.

      Section.19.6. Severability. If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby; and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

      Section 19.7. Rights Cumulative. All rights, powers and privileges conferred herein upon the parties shall be cumulative but not restrictive to those given by law.

      Section 19.8. Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements oral or otherwise, between the parties not embodied herein shall be of any force or effect.

      Section 19.9. Successors and Assigns. Except as otherwise expressly provided for in this Lease, the terms of this Lease shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors and assigns.

      Section 19.10. Governing Law. This Lease shall be governed by the laws of the State of California,

      Section 19.11. Counterparts. This Lease may be executed in several counterparts each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

      Section 19.12. Relationship of Parties. No relationship exists between Landlord and Tenant other than landlord and tenant, and the parties hereto expressly declare that, in connection with the activities and operations contemplated by this Lease, they are neither partners or joint venturers, nor does a debtor-creditor, principal-agent or any other relationship, except as aforesaid, exist between them.

      Section 19.13. Non-Merger. There shall be no merger of this Lease, or of the leasehold estate created hereby, with a fee estate in and to the Premises by reason of the fact that this Lease, or the leasehold estate created thereby, or by interest in either such estate, may be held directly or indirectly by or for the account of any person who shall own the fee estate in and to the Premises or any portion thereof, and no such merger shall occur unless and until all persons at the time having an interest in this Lease or the leasehold estate, including any Leasehold Mortgagees and the holder of any mortgage upon the fee estate in and to the Premises, shall join in a written instrument effecting such merger.

                        [Space intentionally left blank]

      Section 19.14. Memorandum of Lease. Each of the parties hereto agrees that it will promptly execute in form appropriate for recording and will cause to be recorded a short-form memorandum of this Lease satisfactory in form and substance to the other party.

      Section 19.15. Modification as Required by Leasehold Mortgagee. In the event any Leasehold Mortgagee requires a modification of this Lease, Landlord shall modify the Lease as required only if such modification is in no way detrimental to the economic interests of Landlord under this Lease.

      Section 19.16. Provision of Quit-Claim Release. In the event this Lease is terminated either in accordance with its own terms and provisions or by virtue of any action of Tenant, Tenant shall provide Landlord upon request with a quit-claim deed of release to the effect that Tenant no longer possesses any interest, legal or equitable, in and to the Premises.

      IN WITNESS WHEREOF, Landlord, acting by and through its duly authorized officers has caused these presents to be executed and its corporate seal to be hereunto affixed, and Tenant, acting by and through its duly authorized officers, has caused these presents to be executed and its corporate seal to be hereunto affixed, all on the day, month and year first above written.

                                LANDLORD:

                                NATIONAL MEDICAL SPECIALTY HOSPITAL OF REDDING, a California corporation

                                By: /s/ Donald W. Thayer
                                    --------------------------------------------
                                    Its: Donald W. Thayer
                                         AUTHORIZED SIGNATORY
                                Attest: ________________________________________
                                        Its: ___________________________________

                                                  [CORPORATE SEAL]

                                Date of Execution: _____________________________

                                TENANT:

                                GUARDIAN POSTACUTE SERVICES, INC., a California corporation

                                By: /s/ Robert G. Peirce
                                    --------------------------------------------
                                    Its: President
                                Attest:
                                        ----------------------------------------
                                        Its:

                                                 [CORPORATE SEAL]

                                Date of Execution: _____________________________

                                LIST OF EXHIBITS

                Exhibit "A" LEGAL DESCRIPTION OF LAND TO BE OWNED

                Exhibit "B" PERMITTED ENCUMBRANCES

                                   EXHIBIT "A"

                      LEGAL DESCRIPTION OF LAND TO BE OWNED

The following land situated in the State of California, County of Shasta:

PARCELS A AND B AS SET FORTH AND SHOWN ON THAT CERTAIN MAP ENTITLED, "PARCEL MAP NO. LS 104-78 FOR DAVID LEE MCGEORGE AND SHIRLEY JEAN MCGEORGE, AS CO-TRUSTEES OF DAVES MAC., INC. PROFIT SHARING TRUST, BEING A PORTION OF TRACT E, DIVISION 2 OF THE P.B. READING GRANT, IN THE CITY OF REDDING, SHASTA COUNTY, CALIFORNIA" FILED IN THE OFFICE OF THE COUNTY RECORDER, FEBRUARY 7, 1979 IN BOOK 17 OF PARCEL MAPS AT PAGE 87, SHASTA COUNTY RECORDS. ASSESSOR'S PARCEL NUMBER 103-240-51.

EXCEPTING FROM SAID PARCEL 3 ALL THAT PORTION CONVEYED TO THE CITY OF REDDING BY DEED RECORDED NOVEMBER 12, 1985 IN BOOK 2190 PAGE 500, SHASTA COUNTY RECORDS.

EXCEPTING THEREFROM ALL BUILDINGS AND IMPROVEMENTS, WHICH ARE AND SHALL REMAIN REAL PROPERTY.

ASSESSOR'S PARCEL NUMBER 103-240-51.

                                   EXHIBIT "B"

                             PERMITTED ENCUMBRANCES

                                                                       EXHIBIT C

                                                            LEASE PAYMENTS (YEAR)
                      -------------------------------------------------------------------------------------------------------
Facility(1)     PV       1    2      3      4      5      6      7      8      9     10      11     12     13     14    15
------------ -------- ----- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Central      $179,645 9,968 10,387 10,803 11,235 11,684 12,151 12,638 13,143 13,669 14,216 14,784 15,376 15,991 16,630 17,295
California
Modesto

                                                            LEASE PAYMENTS (YEAR)
               --------------------------------------------------------------------------------------------------------
Facility(1)      16     17     18     19     20     21     22     23     24     25     26     27     28     29     30
-----------    ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Central        17,987 18,707 19,455 20,233 21,042 21,884 22,760 23,670 24,617 25,601 26,625 27,690 28,798 29,950 31,148
California
Modesto

                                                            LEASE PAYMENTS (YEAR)
                      --------------------------------------------------------------------------------------------------------
Facility(1)     PV      1      2      3      4      5      6      7      8      9      10     11     12     13     14     15
-----------  -------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Golden State $299,601 16,657 17,323 18,016 18,737 19,486 20,266 21,076 21,919 22,296 23,708 24,656 25,642 26,668 27,735 28,844
SanRamon

                                                    LEASE PAYMENTS (YEAR)
              --------------------------------------------------------------------------------------------------------
Facility(1)     16     17     18     19     20     21     22     23     24     25     26     27     28     29     30
------------  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Golden State  29,998 31,198 32,446 33,744 35,093 34,497 37,957 39,475 41,054 42,696 44,404 46,180 48,028 49,949 51,947
SanRamon

                                                            LEASE PAYMENTS (YEAR)
                     --------------------------------------------------------------------------------------------------------
Facility(1)    PV      1      2      3      4      5      6      7      8      9      10     11     12     13     14     15
----------- -------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Redding     $284,457 15,815 16,447 17,105 17,790 18,501 19,241 20,011 20,311 21,644 22,509 23,410 24,346 25,320 26,333 27,386

                                                   LEASE PAYMENTS (YEAR)
             --------------------------------------------------------------------------------------------------------
Facility(1)     16    17     18     19     20     21     22     23     24     25     26     27     28     29     30
-----------  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Redding      28,482 26,621 30,806 32,038 33,319 34,652 36,038 37,480 38,979 40,538 42,160 43,846 45,600 47,424 49,321

            PV      Year 1
         --------  --------
  Total  $763,703  $ 90,478
         --------  --------

(1) Discounted at 7.5 percent with (???) percent [ILLEGIBLE] calculator.